Exhibit 10-CC-2
Description of President and CEO Compensation Arrangements
After reviewing the Company’s 2006 performance results and Mr. Mulally’s leadership role in progressing his key priorities, on February 27, 2007, the Compensation Committee of the Board of Directors decided to grant Alan Mulally, President and Chief Executive Officer, on March 5, 2007 nonqualified stock options with a value of $6 million. The options will have a ten-year term and vest over a three-year period (33% after one year, 33% after two years and 34% after three years). The $6 million value represents the final March 5, 2007 option grant value that previously was described as having a $5 million minimum value in the accession agreement between the Company and Mr. Mulally dated as of September 1, 2006.
Additionally, on February 27, 2007, the Compensation Committee clarified the terms of Mr. Mulally’s employment arrangement concerning the use of Company aircraft for personal reasons. As previously disclosed, Mr. Mulally is required to use Company aircraft for personal travel for security reasons and is entitled to have his wife, children, and guests travel with him at Company expense. We have clarified that Mr. Mulally’s arrangement covers travel by his wife, children, and guests on Company aircraft for personal reasons without him at Company expense, at his request.